Exhibit 99.1

[EVOLVING SYSTEMS, INC. LETTERHEAD APPEARS HERE]

August 17, 2005

Douglas D. McKenney, CFA

Director

Listing Qualifications

The Nasdaq Stock Market, Inc.

9600 Blackwell Road

Rockville, MD   20850

Re:          Evolving Systems, Inc. (the “Company”)

Nasdaq Symbol:  EVOL

Dear Mr. McKenney:

This is in response to your letter of August 5, 2005 in which you notified Evolving Systems, Inc. (EVOL) that the company was out of compliance with Marketplace Rule 4350(d)(2).

Please be advised that EVOL’s Board of Directors appointed Dr. Philip M. Neches to its Board of Directors, effective August 19, 2005.  Dr. Neches has accepted the position on our Board of Directors and will also serve on EVOL’s Audit Committee.

We have reviewed Rule 4200 of the Nasdaq Marketplace Rules and have determined that Dr. Neches qualifies as an independent director and with his appointment we believe we are now in compliance with Marketplace Rule 4350(d)(2).

The biography of Dr. Neches is included in the enclosed draft of the Form 8-K we plan to file announcing the appointment of Dr. Neches, as well as the resignation of one of our other Board members, Peter J. Skinner.  As you can see from the Form 8-K, notwithstanding Mr. Skinner’s resignation, EVOL has a majority of independent Board members, as well as three independent members on its Audit Committee, in accordance with the Nasdaq Marketplace Rules.

Please don’t hesitate to contact me if you have any questions.

Very truly yours,

Anita T. Moseley

Sr. Vice President and General Counsel

ATM/kh

Enclosure

cc  Tom Choe